Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Consolidated Graphics, Inc.

We consent to the use of our reports dated June 1, 2012, with respect to the consolidated balance sheets of Consolidated Graphics, Inc. as of March 31, 2012 and 2011, and the related consolidated income statements, statements of shareholders’ equity, and statements of cash flows for each of the years in the three-year period ended March 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

Houston, Texas

February 7, 2013